Exhibit 10.60
     Beginning in 2009, initial and annual grants will be made to outside directors primarily under the Power Integrations 2007 Equity Incentive Plan (the “2007 Plan”) as follows (the “Directors Equity Compensation Program”):
     1. Each current participant and each individual who would be eligible to participate in the 1997 Outside Directors Stock Option Plan shall be a participant in the Directors Equity Compensation Program;
     2. There will be no change to the vesting schedules or exercise prices of outstanding options;
     3. On the first trading day of July in each year (the “Regular Grant Date”), if a continuing eligible director (other than a new director) holds options pursuant to which 8,000 or more shares would vest during the period commencing with the 25th month and ending with the 36th month following the Regular Grant Date (the “Third Year”), he/she would not receive a new option grant under the 2007 Plan on that day;
     4. On the Regular Grant Date of each year, if a continuing eligible director (other than a new director) holds options pursuant to which less than 8,000 shares (or no shares) would vest during the Third Year, he/she would receive an option under the 2007 Plan to purchase 8,000 shares less the number of such shares. Such shares would vest monthly during the Third Year;
     5. A new eligible director would receive under the 2007 Plan (or, if determined by the Committee, under the 1997 Outside Directors Stock Option Plan):
(a) On the first trading day of the month following commencement of service, an option to purchase the number of shares of common stock equal to: the fraction of a year (determined by reference to the number of months) between the date of the director’s appointment to the Board of Directors and the next July 1, multiplied by 8,000. The number of shares of common stock subject to such option would be rounded down to the next whole share. Such shares would vest on such next July 1.
(b) On the first trading day of July following commencement of service, an option to purchase 24,000 shares vesting monthly over the three year period commencing on the Regular Grant Date.
     6. The exercise price per share for the options to be granted under the Directors Equity Compensation Program shall be the Fair Market Value of a share of the Company’s Common Stock on the grant date as determined in accordance with the Option Agreements; and
     7. The Directors Equity Compensation Program shall remain in effect at the discretion of the Board or the Compensation Committee.